UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

Omnicom Group Inc.

(Exact name of registrant as specified in its charter)

New York	13-1514814
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

280 Park Avenue New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Omnicom Finance Holdings plc

(Exact name of registrant as specified in its charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Bankside 3, 90-100 Southwark Street London, United Kingdom	SE1 0SW
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
3.700% Notes due 2032	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-261046 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Omnicom Group Inc. (“OGI”) and Omnicom Finance Holdings plc (“OFHP” and, together with OGI, the “Registrants”) have filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, a prospectus supplement, dated February 28, 2024 (the “Prospectus Supplement”) and the accompanying prospectus, dated November 12, 2021 (the “Base Prospectus”), contained in the Registrants’ effective Registration Statement on Form S-3 (Registration No. 333-261046), which Registration Statement was filed with the Commission on November 12, 2021, relating to the securities to be registered hereunder. The Prospectus Supplement relates to €600 million aggregate principal amount of 3.700% Senior Notes due 2032 (the “Notes”) issued by OFHP. The Notes are fully and unconditionally guaranteed by OGI. The Registrants incorporate by reference the Base Prospectus and the Prospectus Supplement to the extent set forth below.

Item 1.  Description of Registrant’s Securities to be Registered.

The descriptions under the heading “Description of Notes” in the Prospectus Supplement and “Description of International Debt Securities” in the Base Prospectus are incorporated by reference herein. Copies of such descriptions have been filed with The New York Stock Exchange.

Item 2.  Exhibits.

4.1	Base Indenture, dated as of March 6, 2024, among Omnicom Finance Holdings plc, as issuer, Omnicom Group Inc., as guarantor, and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference to Exhibit 4.1 to Omnicom Group Inc.’s Current Report on Form 8-K (File No. 001-10551), filed on March 6, 2024).

4.2	First Supplemental Indenture, dated as of March 6, 2024, among Omnicom Finance Holdings plc, as issuer, Omnicom Group Inc., as guarantor, and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference to Exhibit 4.2 to Omnicom Group Inc.’s Current Report on Form 8-K (File No. 001-10551), filed on March 6, 2024).

4.3	Form of 3.700% Notes due 2032 (included in Exhibit 4.2).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Omnicom Group Inc.

By:	/s/ Philip J. Angelastro
	Name:	Philip J. Angelastro
	Title:	Executive Vice President and Chief Financial Officer

Date: March 6, 2024

Omnicom Finance Holdings plc

By:	/s/ Catherine Margaret Porter
	Name:	Catherine Margaret Porter
	Title:	Director

Date: March 6, 2024

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